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                                                                    EXHIBIT 10.1

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                                    NEOJB LLC

                      a Delaware limited liability company

                         Effective as of April 17, 2002

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                                TABLE OF CONTENTS

ARTICLE 1 ORGANIZATIONAL MATTERS.................................................................................       1
         1.1      Formation of Limited Liability Company.........................................................       1
         1.2      Name...........................................................................................       1
         1.3      Principal Place of Business; Other Places of Business..........................................       1
         1.4      Business Purpose...............................................................................       1
         1.5      Certificate of Formation; Filings..............................................................       2
         1.6      Registered Office and Designated Agent for Service of Process..................................       2
         1.7      Term...........................................................................................       2
ARTICLE 2 DEFINITIONS............................................................................................       2
         2.1      "Acceptance Notice"............................................................................       2
         2.2      "Acceptance Period"............................................................................       2
         2.3      "Additional Members"...........................................................................       2
         2.4      "Adjusted Capital Account".....................................................................       2
         2.5      "Affiliate"....................................................................................       2
         2.6      "Agreement"....................................................................................       3
         2.7      "Assignee".....................................................................................       3
         2.8      "Board of Managers"............................................................................       3
         2.9      "Capital Account"..............................................................................       3
         2.10     "Capital Call".................................................................................       4
         2.11     "Capital Contributions"........................................................................       4
         2.12     "Cash Available for Distribution"..............................................................       4
         2.13     "Certificate"..................................................................................       4
         2.14     "Change of Control"............................................................................       4
         2.15     "Class A Members"..............................................................................       4
         2.16     "Code".........................................................................................       4
         2.17     "Company"......................................................................................       4
         2.18     "Company Assets"...............................................................................       5
         2.19     "Contribution Date"............................................................................       5
         2.20     "Covered Person"...............................................................................       5
         2.21     "Delaware LLC Act".............................................................................       5
         2.22     "Depreciation".................................................................................       5
         2.23     "Economic Interest"............................................................................       5
         2.24     "Effective Date"...............................................................................       5
         2.25     "Excess Capital Contribution"..................................................................       5
         2.26     "FDA"..........................................................................................       5
         2.27     "GAAP".........................................................................................       5
         2.28     "Gross Asset Value"............................................................................       5
         2.29     "Investment Interests".........................................................................       6
         2.30     "Investment Members"...........................................................................       6
         2.31     "JAMS".........................................................................................       6
         2.32     "JBCPL" and "JBSOL"............................................................................       6
         2.33     "Majority in Interest".........................................................................       7
         2.34     "Manager"......................................................................................       7
         2.35     "Members"......................................................................................       7
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
         2.36     "Membership Interest" or "Interest"............................................................       7
         2.37     "Negotiation Period"...........................................................................       7
         2.38     "NeoTherapeutics"..............................................................................       7
         2.39     "Net Profits" or "Net Losses"..................................................................       7
         2.40     "Note".........................................................................................       8
         2.41     "Operating Cash Expenses"......................................................................       8
         2.42     "Percentage Interest"..........................................................................       8
         2.43     "Person".......................................................................................       8
         2.44     "Prime Rate"...................................................................................       8
         2.45     "Product"......................................................................................       8
         2.46     "Proportionate" and "Proportionately"..........................................................       8
         2.47     "Records"......................................................................................       8
         2.48     "Regulations"..................................................................................       8
         2.49     "Regulatory Allocations".......................................................................       8
         2.50     "Reserves".....................................................................................       8
         2.51     "Responsible Party"............................................................................       9
         2.52     "Securities Act"...............................................................................       9
         2.53     "Selling Member"...............................................................................       9
         2.54     "Substitute Member"............................................................................       9
         2.55     "Supply Agreement".............................................................................       9
         2.56     "Terminating Capital Transaction"..............................................................       9
         2.57     "Total Amount".................................................................................       9
         2.58     "Transfer".....................................................................................       9
         2.59     "Unreturned Capital"...........................................................................       9
ARTICLE 3 CAPITALIZATION.........................................................................................       9
         3.1      Initial Capitalization of Company..............................................................       9
         3.2      Additional Capital Contributions by Members....................................................      10
         3.3      Capital Accounts...............................................................................      11
         3.4      Member Capital.................................................................................      11
         3.5      Member Loans...................................................................................      12
         3.6      Liability of Members...........................................................................      12
         3.7      Allocation of Costs............................................................................      12
ARTICLE 4 DISTRIBUTIONS..........................................................................................      13
         4.1      Timing and Amount of Distributions.............................................................      13
         4.2      Order of Distributions.........................................................................      13
         4.3      Distributions in Kind..........................................................................      13
         4.4      Withholding....................................................................................      13
ARTICLE 5 ALLOCATIONS OF NET PROFITS AND NET LOSSES..............................................................      14
         5.1      Allocation of Net Profits and Losses...........................................................      14
         5.2      Additional Special Allocations.................................................................      14
         5.3      Other Provisions...............................................................................      15
ARTICLE 6 GOVERNANCE AND OPERATIONS..............................................................................      16
         6.1      Board of Managers..............................................................................      16
         6.2      Election of Managers...........................................................................      16
         6.3      Powers and Authority of Board of Managers......................................................      17
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
         6.4      Amendment of Certificate or Agreement..........................................................      17
         6.5      Meetings.......................................................................................      18
         6.6      Officers.......................................................................................      18
         6.7      Records and Reports............................................................................      20
         6.8      Meetings of Members............................................................................      21
         6.9      Power to Bind Company..........................................................................      21
         6.10     Standards of Conduct...........................................................................      21
         6.11     Outside Activities of Members..................................................................      22
ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS...................................................................      22
         7.1      Transfers of Membership Interests..............................................................      22
         7.2      Sale or Transfer of a Member's Interest........................................................      23
         7.3      Rights of Assignees............................................................................      24
         7.4      Admissions, Withdrawals and Removals...........................................................      24
         7.5      No Payment Upon Withdrawal of Member...........................................................      24
         7.6      Admission of Assignees as Substitute Members...................................................      24
         7.7      Withdrawal of Members..........................................................................      25
ARTICLE 8 LIABILITY, EXCULPATION, AND INDEMNIFICATION............................................................      25
         8.1      Liability......................................................................................      25
         8.2      Exculpation....................................................................................      25
         8.3      Indemnification of Covered Persons.............................................................      26
         8.4      Expenses.......................................................................................      26
         8.5      Insurance......................................................................................      26
ARTICLE 9 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY...............................................      26
         9.1      Limitations....................................................................................      26
         9.2      Exclusive Causes...............................................................................      26
         9.3      Effect of Dissolution..........................................................................      27
         9.4      No Capital Contribution Upon Dissolution.......................................................      27
         9.5      Liquidation....................................................................................      27
ARTICLE 10 MISCELLANEOUS.........................................................................................      28
         10.1     Amendments.....................................................................................      28
         10.2     Accounting and Fiscal Year.....................................................................      28
         10.3     Entire Agreement...............................................................................      28
         10.4     Further Assurances.............................................................................      28
         10.5     Notices........................................................................................      29
         10.6     Tax Matters....................................................................................      29
         10.7     Governing Law; Certain Waivers.................................................................      29
         10.8     Captions - Pronouns............................................................................      29
         10.9     Binding Effect.................................................................................      29
         10.10    Confidentiality................................................................................      30
         10.11    Member Representations.........................................................................      30
         10.12    Counterparts...................................................................................      30
         10.13    Attorney Fees..................................................................................      30
         10.14    Titles.........................................................................................      31
         10.15    Successors.....................................................................................      31
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
         10.16    Computation of Time Periods....................................................................      31
         10.17    Severability...................................................................................      31
         10.18    Signatory Authority............................................................................      31
         10.19    Arbitration....................................................................................      31
         10.20    Lockup in Event of Initial Public Offering.....................................................      32
         10.21    Interpretations................................................................................      32

                                    EXHIBITS

Exhibit A         Members, Capital Contributions and Percentage Interests

                                       iv

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                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                    NEOJB LLC

                  This LIMITED LIABILITY COMPANY AGREEMENT (the "AGREEMENT") of NeoJB LLC (the "COMPANY"), by and among those Persons whose names are set forth on Exhibit A hereto (as such may be amended from time to time) (collectively, the "MEMBERS," with each being referred to, individually, as a "MEMBER"), is made effective as of April 16, 2002 (the "EFFECTIVE DATE").

                                   ARTICLE 1
                             ORGANIZATIONAL MATTERS

                  1.1 FORMATION OF LIMITED LIABILITY COMPANY. The Members formed the Company as a limited liability company under the Delaware Limited Liability Company Act (as such may be amended from time to time, the "DELAWARE LLC ACT") for the purposes of obtaining regulatory approval, distributing and marketing in the United States products produced by JB Chemicals and Pharmaceuticals, Ltd. of Mumbai, India, and upon the terms and conditions set forth in this Agreement. The rights, powers, duties and liabilities of the Members shall be as provided in the Delaware LLC Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in the Agreement and any non-mandatory provisions of the Delaware LLC Act, the Agreement shall govern.

                  1.2 NAME. The name of the Company shall be "NeoJB, LLC." The Company may conduct business under one or more fictitious names as determined by the Board of Managers.

                  1.3 PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS. The principal place of business of the Company is 157 Technology Drive, Irvine, California 92618, or such other place as determined by the Board of Managers. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as determined by the Board of Managers.

                  1.4 BUSINESS PURPOSE. The Company has been formed to implement a joint venture between NeoTherapeutics, Inc. ("NEOTHERAPEUTICS") and J.B. Chemicals & Pharmaceuticals, Ltd. ("JBCPL") and/or its wholly owned subsidiary, JB Life Science Overseas Ltd. ("JBSOL") for the purposes of obtaining regulatory approval in the United States for patented and/or proprietary pharmaceuticals, intermediates, bulk chemicals, finished pharmaceuticals and natural products of JBCPL (each, a "PRODUCT") and to engage in the distribution and sale of the Products in the United States. It is anticipated that the Company and JBCPL shall enter into one or more Supply Agreement(s) (each, a "SUPPLY AGREEMENT") in a form reasonably acceptable to both the Company and JBCPL, related to the supply of one or more Products by JBCPL to the Company and providing for the grant or license by JBCPL to the Company of all intellectual property rights necessary to enable the Company to obtain regulatory approval of the subject Products in the United States. Notwithstanding the foregoing, subject to the limitations set forth in this Agreement, the Company may carry on any lawful business, purpose or activity, whether or not for profit, with the exception of the business of the granting of policies of insurance, or assuming insurance risks or banking as defined in Section 126 of the Delaware General Corporation Law, and shall have the power to do and perform all things determined by the Board of Managers to be necessary, desirable or appropriate for, incident to or connected with or arising out of the business, purposes or activities of the Company.

                  1.5 CERTIFICATE OF FORMATION; FILINGS. The Members have caused to be executed and filed a Certificate of Formation (the "CERTIFICATE") in the Office of the Delaware Secretary of State. The Board of Managers may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Delaware LLC Act. The Board of Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as it shall deem necessary or advisable.

                  1.6 REGISTERED OFFICE AND DESIGNATED AGENT FOR SERVICE OF PROCESS...The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process for the Company in the State of Delaware. The address of the registered office in Delaware and of the registered agent for service of process as of the effective date of this Agreement is The Delaware Limited Liability Company.

                  1.7 TERM. The Company commenced existence on the date that the Certificate was first properly filed with the Office of the Delaware Secretary of State, and shall continue perpetually until duly terminated.

                                    ARTICLE 2
                                   DEFINITIONS

         Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

                  2.1      "ACCEPTANCE NOTICE" is defined in Section 6.11.2.

                  2.2      "ACCEPTANCE PERIOD" is defined in Section 6.11.2.

                  2.3 "ADDITIONAL MEMBERS" means those Persons admitted as Members pursuant to Section 3.1.2 or Section 3.2.1.

                  2.4 "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after adding to such Capital Account the amount that such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and subtracting from such Capital Account such Member's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                  2.5      "AFFILIATE" means, with reference to a specified
Person: (a) a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person, or (b) any Person that is an officer, director, general partner, manager or managing

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member, or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, general partner, manager or managing member, or trustee, or serves in a similar capacity.

                  2.6      "AGREEMENT" is defined in the Preamble.

                  2.7 "ASSIGNEE" means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest and (b) which has not been admitted as a Substitute Member pursuant to Section 7.5.

                  2.8 "BOARD OF MANAGERS" means those Persons elected as members of the Board of Managers pursuant to this Agreement or any Person(s) succeeding any of them in that capacity.

                  2.9 "CAPITAL ACCOUNT" means a Capital Account maintained for each Member in accordance with the following provisions:

                           2.9.1    To each Member's Capital Account there shall
be added (a) such Member's Capital Contributions and (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement.

                           2.9.2    From each Member's Capital Account there
shall be subtracted (a) the amount of (i) cash distributed to such Member, and
(ii) the Gross Asset Value of any Company Assets distributed to such Member in kind pursuant to any provision of this Agreement (net of liabilities encumbering the distributed Company Assets that such Member is considered to assume or take subject to under Section 752 of the Code), (b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 hereof and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, calculated by reference to
Section 752 of the Code. With respect to distributions of Company Assets in kind, if any, Capital Accounts shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such assets (that has not been previously reflected in Capital Accounts) would be allocated, pursuant to Article 5 hereof, to the Members if there were a taxable disposition of such assets for fair market value (taking Section 7701(g) of the Code into account) on the date of distribution.

                           2.9.3    The Board of Managers may cause an increase
or decrease in the Capital Accounts of the Members to reflect a revaluation of Company Assets on the Company's books and records. Any such adjustments shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

                           2.9.4    Additional adjustments shall be made to the
Members' Capital Accounts as required by Regulations Sections 1.704-1(b) and 1.704-2 or, as permitted but not required, in the discretion of the Board of Managers. Adjustments to Capital Accounts in respect to Company income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book

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items, with reference to federal tax treatment of the corresponding tax items)
at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

                           2.9.5    The foregoing provisions and the other
provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

                  2.10     "CAPITAL CALL" is defined in Section 3.2.1(d).

                  2.11 "CAPITAL CONTRIBUTIONS" means, with respect to any Member, the total amount of money and the fair market value of property (other than money) contributed to the capital of the Company by such Member, whether contributed as an initial Capital Contribution or as an additional Capital Contribution.

                  2.12 "CASH AVAILABLE FOR DISTRIBUTION" means, with respect to any fiscal year, all Company cash receipts, after deducting payments for Operating Cash Expenses, payments required to be made in connection with any loan to the Company or any other loan secured by a lien on any Company Assets, capital expenditures and any other amounts set aside for the restoration, increase or creation of Reserves.

                  2.13     "CERTIFICATE" is defined in Section 1.5.

                  2.14 "CHANGE OF CONTROL" means (a) an acquisition of all or substantially all of the assets of the Company, (b) a sale of Membership Interests (other than through newly issued Membership Interests or other equity) or a merger, consolidation, reorganization or other combination or acquisition whereby the existing Members of the Company and their Affiliates do not retain at least a majority of the voting power of the membership interests of the Company or the other equity of the surviving entity or (c) after an initial public offering of membership interests (or shares of common stock or other securities of a successor corporation or entity of the Company into which the Company may reorganize in contemplation of an initial public offering), the acquisition by one person (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) other than the securityholders existing immediately prior to the initial public offering of beneficial ownership of at least 30% of the Company's fully-diluted membership interests (or shares of common stock or other securities of a successor corporation or entity of the Company into which the Company may reorganize in contemplation of an initial public offering).

                  2.15 "CLASS A MEMBERS" means the Persons identified as such on Exhibit A to this Agreement, as such may be amended from time to time.

                  2.16 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or corresponding provisions of succeeding law).

                  2.17     "COMPANY" is defined in the Preamble.

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                  2.18     "COMPANY ASSETS" means all direct and indirect
interests in real and personal property owned by the Company, including both tangible and intangible property (including cash).

                  2.19     "CONTRIBUTION DATE" is defined in Section 3.2.1(d).

                  2.20 "COVERED PERSON" means each member of the Board of Managers, any Member, an officer of the Company, a Person to whom the Board of Managers duly delegates management responsibilities, an Affiliate of a Member, or an employee or agent of the Company or of a Covered Person.

                  2.21     "DELAWARE LLC ACT" is defined in the Preamble.

                  2.22 "DEPRECIATION" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, which difference is being eliminated by use of the "remedial method" pursuant to
Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the Board of Managers.

                  2.23 "ECONOMIC INTEREST" means a Person's right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Delaware LLC Act, any right to information concerning the business and affairs of the Company.

                  2.24     "EFFECTIVE DATE" is defined in the Preamble.

                  2.25     "EXCESS CAPITAL CONTRIBUTION" is defined in Section
3.2.3.

                  2.26     "FDA"means the United States Food and Drug
Administration.

                  2.27     "GAAP" is defined in Section 3.5.1.

                  2.28 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           2.28.1   The initial Gross Asset Value of any asset
contributed by a Member to the Company shall be the gross fair market value of such asset, as provided herein or as determined by the Board of Managers.

                           2.28.2   The Gross Asset Values of all Company Assets
immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times:

                                    (a)      the acquisition of an additional
         interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a nominal Capital Contribution;

                                    (b)      the distribution by the Company to
         a Member of more than a nominal amount of Company property as consideration for an interest in the Company;

                                    (c)      the liquidation of the Company
         within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

                                    (d)      at such other times as the Board of
         Managers may determine as necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                           2.28.3   The Gross Asset Value of any Company Asset
distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board of Managers.

                           2.28.4   The Gross Asset Values of Company Assets
shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section
1.704-1(b)(2)(iv)(m).

                           2.28.5   If the Gross Asset Value of a Company asset
has been determined or adjusted pursuant to Section 2.27.1, Section 2.27.2 or
Section 2.27.4 above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

                  2.29     "INVESTMENT INTERESTS" is defined in Section
3.2.1(c).

                  2.30 "INVESTMENT MEMBERS" means the Person(s), if any, who are granted Investment Interests pursuant to Section 3.2.1(c) and who are identified as Investment Members on Exhibit A to this Agreement, as such may be amended from time to time.

                  2.31     "JAMS" is defined in Section 10.20.

                  2.32     "JBCPL" AND "JBSOL" are defined in Section 1.4.

                  2.33 "MAJORITY IN INTEREST" means Members entitled to vote (or any specified subset thereof) holding, in the aggregate, a majority of the Percentage Interests entitled to vote held by all Members entitled to vote (or by such specified subset).

                  2.34     "MANAGER" is defined in Section 6.2.1.

                  2.35 "MEMBERS" means the Persons owning Membership Interests, including any Additional Members and any Substitute Members, with each Member being referred to, individually, as a "MEMBER."

                  2.36 "MEMBERSHIP INTEREST" or "INTEREST" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the Member's Economic Interest, the right to vote and otherwise participate in the Company's affairs, and the right to the benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

                  2.37     "NEGOTIATION PERIOD" is defined in Section 6.11.3.

                  2.38     "NEOTHERAPEUTICS" is defined in Section 1.4.

                  2.39 "NET PROFITS" or "NET LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                           2.39.1   Any income of the Company that is exempt
from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.38 shall be added to such taxable income or loss.

                           2.39.2   Any expenditure of the Company described in
Section 705(a)(2)(B) of the Code or treated as a Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.38, shall be subtracted from such taxable income or loss.

                           2.39.3   Gain or loss resulting from any disposition
of each Company Asset where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Asset disposed of, notwithstanding that the adjusted tax basis of such Company Asset differs from its Gross Asset Value.

                           2.39.4   To the extent an adjustment to the adjusted
tax basis of any asset included in the Company Assets pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the

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asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses.

                           2.39.5   If the Gross Asset Value of any Company
Asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses.

                           2.39.6   Notwithstanding any other provision of this
Section 2.38, any items that are specially allocated pursuant to Section 5.2 hereof shall not be taken into account in computing Net Profits or Net Losses.

                  2.40     "NOTE" is defined in Section 3.5.1.

                  2.41 "OPERATING CASH EXPENSES" means, with respect to any fiscal period, the amount of cash disbursed in the ordinary course of business during the period, for operating expenses of the Company, for capital expenditures not paid from Capital Contributions, and for Reserves actually funded. Operating Cash Expenses shall not include expenditures paid from Reserves or other non-cash expenses such as depreciation or amortization.

                  2.42 "PERCENTAGE INTEREST" means, with respect to each Member, the percentage set forth opposite such Member's name on Exhibit A, attached hereto and, as it may be amended, modified or supplemented from time to time, incorporated herein.

                  2.43 "PERSON" means and includes an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity.

                  2.44 "PRIME RATE" means the highest prime or reference rate as quoted from time to time by Bank of America, N.A., which shall be a variable rate. Interest rates set forth in this Agreement that are determined with reference to the Prime Rate shall similarly be variable rates and shall change immediately effective upon a change in the Prime Rate.

                  2.45     "PRODUCT" is defined in Section 1.4.

                  2.46 "PROPORTIONATE" and "PROPORTIONATELY" means, when used with respect to the Members (or a group of them), the proportion that each such Member's Percentage Interest bears to the total outstanding Percentage Interests of all Members to whom reference is made.

                  2.47     "RECORDS" is defined in Section 6.7.3.

                  2.48 "REGULATIONS" means Treasury Regulations promulgated under the Code and in effect, as such Regulations may be amended and succeeded from time to time.

                  2.49     "REGULATORY ALLOCATIONS" is defined in Section 5.2.9.

                  2.50 "RESERVES" means funds set aside or amounts allocated to reserves that shall be maintained in amounts determined by the Board of Managers for working capital, to pay taxes, insurance, debt service and other costs or expenses and liabilities (actual and contingent) incident to the conduct of business by the Company or the liquidation of its assets and termination of its existence.

                  2.51     "RESPONSIBLE PARTY" is defined in Section 6.10.1.

                  2.52     "SECURITIES ACT" is defined in Section 3.2.2.

                  2.53     "SELLING MEMBER" is defined in Section 7.2.

                  2.54 "SUBSTITUTE MEMBER" means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest, and (b) which has been admitted to the Company as a Substitute Member pursuant to
Section 7.5.

                  2.55     "SUPPLY AGREEMENT" is defined in Section 1.4.

                  2.56 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

                  2.57     "TOTAL AMOUNT" is defined in Section 3.2.1(d).

                  2.58 "TRANSFER" means, with respect to any Interest, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or not and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing. Used as a verb, the term shall mean effecting any of the foregoing.

                  2.59 "UNRETURNED CAPITAL" means, with respect to each Member, the cumulative Capital Contributions by such Member less (a) the amount of any liabilities to which any assets contributed by the Member are subject at the time of contribution or which are otherwise assumed by the Company in connection with such contribution(s) and (b) the distributions to such Member with respect to such Member's Unreturned Capital.

                                   ARTICLE 3
                                 CAPITALIZATION

                  3.1 INITIAL CAPITALIZATION OF COMPANY. The names, addresses, initial Capital Contributions and Percentage Interests of the Members are set forth on Exhibit A. All Members acknowledge and agree that the initial Capital Contributions set forth in Exhibit A represent the amount of cash and the fair market value of property other than cash initially contributed by the Members.

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

                  3.2      ADDITIONAL CAPITAL CONTRIBUTIONS BY MEMBERS.

                           3.2.1    If the Board of Managers determines that the
Company requires or would benefit from additional funds, the Board of Managers, on behalf of the Company, may, but shall not be obligated to, do any of the following:

                                    (a)      THIRD PARTY DEBT FINANCING. Obtain
         the funds via third-party debt financing from one or more sources and on terms and conditions acceptable to the Board of Managers (which may include, for example, (i) the granting of a lien or liens on certain or all of the Company Assets to secure repayment or (ii) the granting of a Membership Interest or Economic Interest and/or the right to subsequently convert all or a portion of the loan funds provided into a Membership Interest or Economic Interest).

                                    (b)      VOLUNTARY MEMBER LOANS. Obtain the
         funds via voluntary Member loans to the Company, of all or a portion of the total funds required. Such loans shall be considered permitted Member loans. Unless otherwise determined by the Board of Managers at the time voluntary Member loans are obtained, all voluntary Member loans under this Section 3.2.1(b) shall be payable upon demand, shall bear interest quarterly in arrears at the Prime Rate in effect on the first day of the applicable quarter and shall not be convertible into additional Membership Interests of the Company. If multiple Members are interested in making loans to the Company, and the aggregate amount that such Members wish to loan exceeds the total amount of required funds as determined by the Board of Managers, each interested Member may loan his or its Proportionate share of the required funds. If any Member does not wish to loan his or its entire Proportionate share of the required funds, such share may be lent by the other interested Members on a Proportionate basis. This process shall be repeated until all required funds have been received, but in no event longer than fifteen (15) days after the Board of Managers has sent out a written notice to all Members soliciting loans pursuant to this Section 3.2.1(b).

                                    (c)      INVESTMENT INTERESTS. Obtain the
         funds via one or more issuances of one or more separate class of Interests ("INVESTMENT INTERESTS"), the terms and conditions of each issuance of which, and the rights, preferences, privileges and obligations associated with the ownership of which, are determined by the Board of Managers and set forth in a written instrument delivered to all Members. Notwithstanding the provisions of Section 6.4, the Board of Managers may amend this Agreement to create and give effect to the rights, preferences, privileges and obligations any class of Investment Interests issued in accordance with this Section 3.2.1(c) without the consent of the Members. Prior to issuing any Investment Interests to outside persons in exchange for funds, such interests shall first be offered to existing Members on a Proportionate basis, and if an existing Member does not purchase his entire Proportionate share of the Investment Interests being offered to him, such share may be purchased by the other Members on a Proportionate basis. This process shall be repeated until all of the Investment Interests have been purchased by the existing Members or until no existing Member has any further interest in purchasing the Investment Interests, but in no event longer than fifteen (15) days after the Board of Managers has sent out a written notice to all Members soliciting the purchase of the Investment Interests and setting forth the material terms and conditions pertinent thereto. If existing Members do not purchase all of the Investment Interests, the unpurchased Investment Interests shall then be offered to outside investors (including any interested Affiliates of one or more of the Members) on the same terms and conditions offered to the Members. Upon issuance of one or more Investment Interests pursuant hereto, the Percentage Interests of all other Members shall be diluted on a Proportionate basis, and the Board of Managers shall revise Exhibit A appropriately and distribute the revised version to all of the Members.

                                    (d)      VOLUNTARY MEMBER CAPITAL
         CONTRIBUTIONS. Obtain the funds via voluntary Member Capital Contributions, which shall be solicited via written notice from the Board of Managers (a "CAPITAL CALL") to all Members specifying the total amount of capital to be obtained via Capital Contributions pursuant to the Capital Call ("TOTAL AMOUNT"), the use(s) therefor, each Member's Proportionate share of the Total Amount and the date by which Capital Contributions in response to the Capital Call are to be made (the "CONTRIBUTION DATE"). Each Member shall be entitled to elect to make a Capital Contribution in response to the Capital Call, equal to his or its Proportionate share of the Total Amount specified therein, by making a Capital Contribution of all or any portion of such amount by the Contribution Date. If any Member does not contribute his or its entire Proportionate share of the Total Amount by the Contribution Date, no Member may contribute a greater relative portion of its Proportionate share than that contributed by the Member contributing the smallest relative portion of its Prportionate share, so that no Member shall have contributed more than such Member's Proportionate share of the total amount contributed under this Section 3.2.1(d). Any additional contributions made by any Member shall be deemed to be Voluntary Member loans made under Section 3.2.1(b).

                                    (e)      However, no person may loan funds
         pursuant to (b) above, make an investment (or additional investment) in the Company pursuant to (c) above or make a contribution pursuant to
         (d) above unless such person is, at the time his money is to be lent, invested or contributed, an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                           3.2.2    Except as provided in Section 3.2.1, no
Member shall be permitted or required to make any additional Capital Contributions to the Company.

                           3.2.3    Except as explicitly provided in this
Agreement to the contrary, no Member nor any other Person or Persons shall be obligated to guarantee any Company borrowings.

                  3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member.

                  3.4 MEMBER CAPITAL. Except as otherwise provided in this Agreement or with the prior written consent of the Board of Managers: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions; and
(c) the Company shall not redeem or repurchase the Interest of any Member.

                  3.5 MEMBER LOANS. Except as otherwise provided in this Agreement, or as otherwise determined by the Board of Managers, no Member shall be required or permitted to make any loans or otherwise lend any funds to the Company. Except as otherwise permitted or provided in this Agreement, no loans made by any Member to the Company shall have any effect on such Member's Percentage Interest or Capital Account. Each Member loan shall represent a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loan was made. All permitted Member loans shall be repaid in accordance with any documents and instruments evidencing such loans or, absent any such documents or instruments, shall be repaid prior to making any distributions to the Members.

                  3.6 LIABILITY OF MEMBERS. Except as otherwise required by any non-waivable provision of the Delaware LLC Act or other applicable law: (a) no Member shall be personally liable for any debt, liability or other obligation of the Company; and (b) no Member shall have any liability to any Person in excess of (i) the amount of its Capital Contributions and (ii) without duplication, its share of any assets and undistributed profits of the Company.

                  3.7      ALLOCATION OF COSTS.

                           3.7.1    Until the earliest time at which each
Product then subject to a Supply Agreement has been approved by the FDA to be marketed and sold in the United States, subject to the terms of any Supply Agreement, NeoTherapeutics shall bear all direct and indirect costs incurred by or on behalf of the Company in the United States in connection with obtaining such regulatory approval in the United States, including without limitation all costs related to clinical and pre-clinical testing conducted in the United States, required product testing, and costs associated with the preparation and filing of required Abbreviated New Drug Applications and New Drug Applications. NeoTherapeutics may bear such costs by advancing funds to the Company, paying costs directly on the Company's behalf or providing required services at no cost to the Company, at NeoTherapeutics' sole discretion.

                           3.7.2    Until the earliest time at which each
Product then subject to a Supply Agreement has been approved by the FDA to be marketed and sold in the United States, subject to the terms of any Supply Agreement, JBCPL shall bear all direct and indirect costs incurred by or on behalf of the Company outside of the United States in connection with obtaining such regulatory approval in the United States, including without limitation all costs related to manufacture of Products for the purpose of conducting clinical and pre-clinical testing in India. JBCPL and/or JBSOL may bear such costs by advancing funds to the Company, paying costs directly on the Company's behalf or providing required goods or services at no cost to the Company, at JBCPL's and/or JBSOL's sole discretion.

                           3.7.3    Until the earliest time at which each
Product then subject to a Supply Agreement has been approved by the FDA to be marketed and sold in the

United States, subject to the terms of any Supply Agreement, the Company shall bear all direct and indirect costs incurred by or on behalf of the Company for matters not directly related to obtaining such approvals, including without limitation, costs associated with general administration, Federal and state taxes, required business licenses, marketing and marketing research, distribution and legal, accounting and other professional fees. In addition, the Company shall bear all direct and indirect costs and expenses associated with ongoing required submissions to and approvals from various state and federal regulatory agencies. From and after such time, subject to the terms of any Supply Agreement, the Company shall bear all costs incurred by or on behalf of the Company.

                                   ARTICLE 4
                                  DISTRIBUTIONS

                  4.1 TIMING AND AMOUNT OF DISTRIBUTIONS. Except as otherwise provided in Article 9 hereof, all Cash Available for Distribution and net proceeds from any Terminating Capital Transaction shall be distributed to the Members at such times and in such amounts as determined by the Board of Managers.

                  4.2 ORDER OF DISTRIBUTIONS. Any Cash Available for Distribution shall be distributed as follows:

                           4.2.1    first, to the Members in proportion to and
to the extent of their respective amounts of Unreturned Capital;

                           4.2.2    then, to the Members with positive Adjusted
Capital Accounts, in proportion to and to the extent thereof; and

                           4.2.3    thereafter, to the Members in proportion to
their respective Percentage Interests.

                  4.3 DISTRIBUTIONS IN KIND. No Member shall have a right to receive property other than cash as provided in this Agreement. The Board of Managers may determine to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4 and Articles 5 and 9 hereof.

                  4.4 WITHHOLDING. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board of Managers determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts so paid or withheld with respect to a Member pursuant to this Section 4.4 shall be treated as having been distributed to such Member and shall reduce any amounts otherwise distributable to such Member (either currently or in the future) pursuant to
Section 4.2 or Article 9.

                                   ARTICLE 5
                    ALLOCATIONS OF NET PROFITS AND NET LOSSES

                  5.1 ALLOCATION OF NET PROFITS AND LOSSES. Subject to Sections 5.2 and 5.3 hereof, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Members, as provided in this
Section 5.1:

                           5.1.1    The Net Losses of the Company shall be
allocated as follows:

                                    (a)      first, to the Members with positive
         Adjusted Capital Account Balances, in proportion to and to the extent thereof;

                                    (b)      thereafter, to the Members in
         proportion to their Percentage Interests.

                           5.1.2    The Net Profits shall be allocated as
follows:

                                    (a)      first, to the Members in proportion
         to and to the extent of the Net Losses allocated to them pursuant to
         Section 5.1.1(b);

                                    (b)      second, to the Members in the
         proportion and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(a);

                                    (c)      thereafter, to the Members in
         proportion to their respective Percentage Interests.

                  5.2 ADDITIONAL SPECIAL ALLOCATIONS. Notwithstanding the foregoing provisions of this Article 5:

                           5.2.1    Tax items with respect to assets that are
contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations selected by the Board of Managers. If the Gross Asset Value of any Company Asset is adjusted pursuant to Section 2.27.2 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations promulgated thereunder. Allocations pursuant to this Section 5.2.1 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

                           5.2.2    If any Member unexpectedly receives an
adjustment, allocation or distribution of the type contemplated by Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6)
that causes or increases a deficit Adjusted Capital Account, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balances in such Members' Adjusted Capital Accounts as quickly as possible as of the end of the Company's taxable year to which such adjustment, allocation or distribution relates. It is intended that this Section 5.2.6 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

                           5.2.3    To the extent that an adjustment to the
adjusted tax basis of any Company Asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                           5.2.4    The allocations set forth in Sections 5.2.2
and 5.2.3 hereof (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Board of Managers is hereby authorized to cause the allocation of Net Profits, Net Losses and other items of income, gain, loss and deductions to the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred.

                           5.2.5    For purposes of determining the Net Profits,
Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Regulations thereunder.

                  5.3      OTHER PROVISIONS.

                           5.3.1    For any fiscal year during which any part of
a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee based on an interim closing of the Company's books, except as otherwise mandated by the Code and the applicable Regulations.

                           5.3.2    Except as provided in Section 5.2.1 hereof,
for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 5.

                           5.3.3    In the event that the Code or any
Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board of Managers is hereby authorized to make new or different allocations in reliance on the Code and such Regulations.

                                   ARTICLE 6
                            GOVERNANCE AND OPERATIONS

                  6.1 BOARD OF MANAGERS. Except for situations in which the approval of the Members is required by statute or this Agreement, the Company shall be managed and controlled by the Board of Managers. The Board of Managers shall set the consideration, if any, to be paid to each member of the Board of Managers for his or her services as a Manager, provided that any such consideration shall be limited to ordinary and reasonable compensation.

                  6.2      ELECTION OF MANAGERS.

                           6.2.1    NUMBER, TERM AND QUALIFICATIONS. The Board
of Managers shall consist of five (5) Persons (each such Person, a "MANAGER"). NeoTherapeutics shall have the right to designate four (4) Managers and JBSOL shall have the right to designate one (1) Manager. Unless a Manager resigns or is removed, each Manager shall hold office until a successor shall have been elected and qualified. The Managers initially designated by NeoTherapeutics shall be Alvin J. Glasky, Ph.D. (Chairman), Rajesh Shrotriya, M.D., Ashok Gore, Ph.D. and Samuel Gulko, and the Manager initially designated by JBSOL shall be Dr. Satya Agarwala. A Manager need not be a Member, an individual, a resident of the State of Delaware, or a citizen of the United States.

                           6.2.2    RESIGNATION. Any Manager may resign at any
time by giving written notice to the other Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of a Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

                           6.2.3    REMOVAL. Any Manager may be removed at any
time, with or without cause, by the Member that designated such Manager. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member.

                           6.2.4    VACANCIES. Any vacancy occurring for any
reason in the number of Managers may be filled as designated by the Member that designated the Manager whose resignation, removal or death created the vacancy.

                  6.3      POWERS AND AUTHORITY OF BOARD OF MANAGERS.

                           6.3.1    The powers and authority of the Board of
Managers shall be substantially the same as the powers and authority of the board of directors of a Delaware corporation. The business of the Company shall be managed by and under the direction of the Board of Managers, which may do all lawful acts and things not by statute or by the Certificate or by this Agreement required to be done by the Members. Unless otherwise provided in this Agreement, the vote of the majority of the Managers shall be the act of the Board of Managers.

                           6.3.2    Notwithstanding anything to the contrary
contained in this Agreement, none of the following actions shall be effected by the Company or the Board of Managers without the written consent of NeoTherapeutics and JBSOL:

                                    (a)      Materially change the Company's
         business as defined in Section 1.4;

                                    (b)      Sell, transfer or otherwise dispose
         of all or substantially all of the Company's assets;

                                    (c)      Enter into any merger, joint
         venture, partnership or other similar agreement; or

                                    (d)      Make a general assignment for the
         benefit of creditors, file a voluntary petition under the federal bankruptcy law, file a petition seeking an reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of the Company or all or any substantial part of its assets.

                  6.4 AMENDMENT OF CERTIFICATE OR AGREEMENT. This Agreement may be amended from time to time with the approval of a majority of the Board of Managers and approval by a Majority in Interest (except for those amendments which expressly require something greater or less than a vote of a Majority in Interest). Notwithstanding the foregoing, (a) any amendment which would materially alter any individual Member's rights, as distinct from any Class's rights, may only be made if the consent of the Member adversely affected thereby is obtained prior to the effectiveness thereof and (b) any amendment which would materially alter any individual Class's rights, as distinct from the rights of the other Members, may only be made if the consent of a Majority in Interest of the Class that is adversely affected thereby is obtained prior to the effectiveness thereof. The Board of Managers shall amend the Certificate or this Agreement as necessary to reflect any changes as a result of any action taken by the Members.

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

                  6.5 MEETINGS. The Board of Managers will meet at least quarterly. Regular meetings shall be scheduled on at least ten (10) days notice and shall be held at reasonable times and places. Attendance at meetings may be in person or by telephone or videoconference, provided that all Managers participating in the meeting may hear each other. Unless otherwise provided in this Agreement, any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be so taken, shall be signed by a majority of the Managers, which consents may be delivered to the Company by electronic transmission, including transmission by facsimile or electronic mail. Prompt notice of the taking of any such action without a meeting by less than unanimous consent shall be given to those Managers that have not consented in writing.

                  6.6      OFFICERS.

                           6.6.1    APPOINTMENT OF OFFICERS. The officers of the
Company shall be appointed by the Board of Managers and shall include a President, a Treasurer (or Chief Financial Officer) and a Secretary. The Board of Managers may appoint a Chairman, a Vice Chairman and/or one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. Any member of the Board of Managers may hold any of the offices.

                           6.6.2    COMPENSATION OF OFFICERS. The compensation
of all officers and agents of the Company shall be fixed by the Board of Managers and shall be limited to amounts that are ordinary and reasonable for the services performed.

                           6.6.3    TERM OF OFFICE. The officers of the Company
shall hold office until their successors are chosen and qualified. Any officer may be removed at any time by a majority of the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

                           6.6.4    DUTIES OF SPECIFIC OFFICERS.

                                    (a)      DUTIES OF CHAIRMAN. The Chairman,
         if any, shall preside at all meetings of the Members at which the Chairman is present. The Chairman shall have and may exercise powers assigned from time to time to the Chairman by the Board of Managers and as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                                    (b)      DUTIES OF VICE-CHAIRMAN. In the
         absence of the Chairman, the Vice Chairman, if any, shall preside at all meetings of the Members at which the Vice Chairman is present. The Vice Chairman shall have and may exercise powers assigned from time to time to the Vice Chairman by the Board of Managers and as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                                    (c)      DUTIES OF PRESIDENT. The President
         shall be the chief executive officer of the Company, and in the absence of the Chairman and Vice Chairman shall preside at all meetings of the Members. The President shall have general

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

         and active management of the day-to-day business and affairs of the Company and shall see that all orders and resolutions of the Board of Managers are carried into effect. The President shall execute all contracts except where required or permitted by law to be otherwise signed and executed and except where the signing and execution has been expressly delegated by the Board of Managers to some other officer or agent of the Company.

                                    (d)      DUTIES OF VICE-PRESIDENT(S). In the
         absence of the President, the Vice President, if any (or, if there is more than one (1) Vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform other duties and have other powers as prescribed by the President or the Board of Managers or as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                                    (e)      DUTIES OF SECRETARY. The Secretary
         shall attend all meetings of the Members and, if requested by the Board of Managers, shall record the proceedings of any such meeting of the Members and keep such written records in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Members and shall perform other duties and have other powers as prescribed by the Board of Managers or the President or as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                                    (f)      DUTIES OF ASSISTANT SECRETARY(IES).
         The Assistant Secretary, if any (or, if there is more than one (1) Assistant Secretary, the Assistant Secretaries in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform other duties and have other powers as prescribed by the Board of Managers, the President or the Secretary or as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                                    (g)      DUTIES OF TREASURER (OR CHIEF
         FINANCIAL OFFICER). The Treasurer, or the Chief Financial Officer (both of which shall be referred to herein as the Treasurer), shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all money and other valuables in the name and to the credit of the Company in depositories designated by the Board of Managers. The Treasurer shall disburse the funds of the Company ordered by the Board of Managers, taking proper vouchers for disbursements, and shall render to the President and the Board of Managers, at regular meetings, or when the Board of Managers so requires, an account of all transactions as Treasurer and of the financial condition of the Company.

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

                                    (h)      DUTIES OF ASSISTANT TREASURER(S).
         The Assistant Treasurer, if any (or, if there is more than one (1) Assistant Treasurer, the Assistant Treasurers in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer's refusal or inability to act, perform the duties and exercise the powers of the Treasurer and shall perform other duties and have other powers as prescribed by the Board of Managers, the President or the Treasurer or as are otherwise customarily associated with such office pursuant to the Delaware General Corporation Law.

                  6.7      RECORDS AND REPORTS.

                           6.7.1    The Board of Managers shall cause to be
kept, at the principal place of business of the Company, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) fiscal years, prepared, to the extent applicable, in accordance with GAAP consistently applied.

                           6.7.2    As to each of the first three fiscal
quarters of the Company and each fiscal year of the Company, the Company shall send to each Member a copy of (a) the balance sheet of the Company as of the end of the fiscal quarter or year, (b) an income statement of the Company for such quarter or year, and (c) a statement showing the amounts distributed by the Company to Members in respect of such quarter or year. Such financial statements shall be delivered no later than forty-five (45) days following the end of the fiscal quarter to which the statements apply, except that the financial statements relating to the end of the fiscal year shall be delivered no later than ninety (90) days following the end of such fiscal year such financial statements to be prepared, to the extent applicable, in accordance with GAAP consistently applied.

                           6.7.3    The Board of Managers shall cause to be sent
to each Member of the Company, within ninety (90) days following the end of each fiscal year of the Company or as soon thereafter as is reasonably practicable, a report that shall include all necessary information required by each of the Members for preparation of its federal, state and local income or franchise tax or information returns, including each Member's pro rata share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year.

                           6.7.4    (a) The Board of Managers shall ensure that
all records, documents and information in any form, including without limitation written and electronic ("RECORDS") of the Company that may reasonably be expected to relate to any regulatory process in the United States or elsewhere that may be applicable to the Company from time to time, or that have been or may reasonably be expected to be used to support any regulatory submission made by the Company in the United States or otherwise, whether related to any Product or otherwise, are maintained as statutorily required, and in any event for a period of not less than 20 years following the completion of the applicable regulatory process, unless the Members unanimously agree otherwise.

                                    (b)      Each Member shall ensure that all
         Records of such Member that may reasonably be expected to relate to any regulatory process in the United State or elsewhere that may be applicable to any Product from time to time, or that have been or may reasonably be expected to be used to support any regulatory submission made by the Company or such Member in the United States or elsewhere related to any Product, are maintained indefinitely, and in any event for a period of not less than 20 years following the completion of the applicable regulatory process, unless the Members unanimously agree otherwise.

                                    (c)      Each Member agrees to provide the
         Company with copies of such Records required to be maintained under
         Section 6.7.4(b) as the Company may reasonably request from time to time. All such copies shall be prepared at the Company's expense, and shall be delivered to the Company within twenty-one (21) days of receipt by the applicable Member of a request for copies.

                           6.7.5    The Members (personally or through an
authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company during reasonable business hours.

                  6.8 MEETINGS OF MEMBERS. At any time, and from time to time, the Board of Managers or any Member may call a meeting of the Members. No meeting of Members is required to be called or held unless called by the Board of Managers or a Member. Written notice of a meeting, stating the place, date and hour of the meeting and the purpose(s) for which the meeting is called, shall be given by the Board of Managers to each Member entitled to vote at such meeting not less than three (3) nor more than thirty (30) days in advance. The Members holding a Majority in Interest entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members. No minutes of the meetings shall be required to be taken, but the Board of Managers may cause minutes of one or more meetings to be taken by the Secretary of the Company.

                  6.9 POWER TO BIND COMPANY. Except as expressly set forth in this Agreement, no Member shall have the power or authority to bind the Company.

                  6.10     STANDARDS OF CONDUCT.

                           6.10.1   To the extent that any Manager, any Member
or any Affiliate or subsidiary thereof, or any officer, director, employee or agent of the Company or any of the foregoing (each, a "RESPONSIBLE PARTY") has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or any other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any Member or any such other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.

                           6.10.2   Whenever a Responsible Party is required or
permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior

(including, without limitation, standards such as "reasonable" or "good faith"), then such Responsible Party shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever; or (b) with an express standard of behavior (including, without limitation, standards such as "reasonable" or "good faith"), then such Responsible Party shall comply with such express standard but shall not be subject to any other, different or additional standard imposed by this Agreement or otherwise under applicable law.

                           6.10.3   Notwithstanding anything in this Agreement
to the contrary, to the maximum extent permitted by Delaware law, the Members absolutely and irrevocably waive any and all claims, actions, causes of action, loss, cost, damage and expense, including, without limitation, any and all attorneys' fees and other costs of enforcement arising out of or in connection with any breach of any fiduciary duty by any Manager or any of their respective Affiliates in the nature of actions taken or omitted by any such entity as a Manager of this Company, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the Members (or any of them). It is the express intent of the Members that the Managers and each and all of their respective Affiliates shall be and hereby are relieved of any and all fiduciary duties which might otherwise arise out of or in connection with this Agreement to the Members (or any of them).

                  6.11 OUTSIDE ACTIVITIES OF MEMBERS. The Members and the Managers may engage or invest in and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. Neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

                                   ARTICLE 7
                      INTERESTS AND TRANSFERS OF INTERESTS

                  7.1      TRANSFERS OF MEMBERSHIP INTERESTS.

                           7.1.1    Subject to the provisions of Section 7.6, a
Member may make or permit a Transfer, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of all or any portion of its Membership Interest, including all or any portion of its Economic Interest, only to as follows:

                                    (a)      to an Affiliate of such Member; or

                                    (b)      to any Person other than an
         Affiliate of such Member, subject to the right of first refusal or the other Members as set forth in Section 7.2

                           7.1.2    Any other purported Transfer of a Membership
Interest or Economic Interest shall be null and void. A Substitute Member may Transfer the transferred

Membership Interest or Economic Interest in the same manner as an original or the transferring Member.

                           7.1.3    Notwithstanding the above or any contrary
provision in this Agreement, unless expressly waived by the Board of Managers in writing, any otherwise permitted Transfer shall be null and void if:

                                    (a)      such Transfer would cause a
         termination of the Company for federal, state or local (if applicable) income tax purposes;

                                    (b)      such Transfer would, in the opinion
         of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

                                    (c)      such Transfer requires the
         registration of such transferred Interest pursuant to any applicable federal or state securities laws;

                                    (d)      such Transfer causes the Company to
         become a "Publicly Traded Partnership," as such term is defined in
         Section 7704 of the Code;

                                    (e)      such Transfer subjects the Company
         to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

                                    (f)      such Transfer results in a
         violation of applicable laws;

                                    (g)      such Transfer is made to any Person
         who lacks the legal right, power or capacity to own such Interest; or

                                    (h)      the Company does not receive
         written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee's consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the legal counsel of the Company.

                  7.2 SALE OR TRANSFER OF A MEMBER'S INTEREST. Except as otherwise provided herein and in Section 7.1 hereof, no Member nor such Member's heirs, personal representatives, successors or assigns (a "SELLING MEMBER") shall have the right to Transfer all or any portion of his Membership Interest or Economic Interest unless such Selling Member shall first deliver a notice in writing to the Board of Managers, stating the price, terms and conditions of such proposed Transfer and the identity of the proposed transferee. The Board of Managers shall provide written notice to the other Members of the proposed Transfer. For a period of thirty (30) days after issuance of such notice, the other Members shall have the right to elect to purchase all of the Interest so proposed to be transferred upon the same terms and conditions. If the other Members or a portion of them collectively elect to purchase more than the entire Interest proposed to be transferred, then each such Member shall be entitled to purchase his Proportionate share of such Interest plus his Proportionate share of the Interest which remains available for purchase pursuant to this Section
7.2. If the Members do not timely elect pursuant hereto to the purchase the entire Interest proposed to be transferred by the Selling Member, the

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

Selling Member may within sixty (60) days thereafter complete the sale or Transfer upon the terms originally proposed. In the event that the Selling Member does not complete the sale or transfer of his Membership Interest or Economic Interest within such sixty (60) day period, then the rights of the Members under this Section 7.2 shall be reinstated and apply to any subsequent sale or Transfer of such Interest proposed by the Selling Member.

                  7.3 RIGHTS OF ASSIGNEES. Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.6: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or any similar item to which the Member which Transferred its Interest would be entitled; and (ii) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if he has transferred his entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

                  7.4 ADMISSIONS, WITHDRAWALS AND REMOVALS. No Person shall be admitted to the Company as a Member except pursuant to Sections 3.1.2 or
3.2.1 (in the case of Persons obtaining an interest in the Company directly from the Company) or Section 7.6 (in the case of transferees of a permitted Transfer of an interest in the Company from another Person). Except as otherwise specifically set forth in Section 7.7, no Member shall be entitled to retire or withdraw from being a Member of the Company without the written consent of the Board of Managers (which consent may be granted or withheld by the Board of Managers). Without in any way affecting Section 6.2.3, no Member shall be subject to removal. No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal that is not in accordance with this Agreement shall be null and void.

                  7.5 NO PAYMENT UPON WITHDRAWAL OF MEMBER. If any Member withdraws from the Company with or without the consent of the Board of Managers (other than pursuant to Section 7.7), then such Member shall not be entitled to receive from the Company any payment whatsoever.

                  7.6      ADMISSION OF ASSIGNEES AS SUBSTITUTE MEMBERS.

                           7.6.1    An Assignee shall become a Substitute Member
only if and when each of the following conditions are satisfied:

                                    (a)      the assignor of the Interest
         transferred sends written notice to the Board of Managers requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest transferred, and the effective date of the Transfer;

                                    (b)      the Board of Managers consents in
         writing to such admission, which consent may be granted or withheld by the Board of Managers; and

                                    (c)      the Board of Managers receives from
         the Assignee (i) such information concerning the Assignee's financial capacities and investment experience as may be requested by the Board of Managers and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee's consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the legal counsel of the Company.

                           7.6.2    Upon the admission of any Substitute Member,
Exhibit A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substitute Member.

                           7.6.3    Notwithstanding anything to the contrary
contained in this Agreement, no Member may transfer more than such Member's Economic Interest to any Person without the unanimous written consent of the other Members. Any Member that transfers its Economic Interest shall remain bound by this Agreement, provided that such Member shall not be entitled to exercise any voting rights or rights to designate Managers under this Agreement.

                  7.7 WITHDRAWAL OF MEMBERS. If a Member has transferred all of its Membership Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

                                   ARTICLE 8
                   LIABILITY, EXCULPATION, AND INDEMNIFICATION

                  8.1 LIABILITY. Except as otherwise provided by the Delaware LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Manager, Member or any proper delegate shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager, a Member or a delegate.

                  8.2      EXCULPATION.

                           8.2.1    No Covered Person shall be liable to the
Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

                           8.2.2    A Covered Person shall be fully protected in
relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

                  8.3 INDEMNIFICATION OF COVERED PERSONS. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person (including alleged breaches of fiduciary duty) in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 8.3 shall be provided out of and to the extent of Company Assets only, and no Manager or Member shall have any personal liability with respect to such indemnity.

                  8.4 EXPENSES. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.3 hereof.

                  8.5 INSURANCE. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall deem prudent, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.4 hereof and containing such other procedures regarding indemnification as the Board of Managers considers appropriate.

                                   ARTICLE 9
            DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

                  9.1 LIMITATIONS. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article 9, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

                  9.2 EXCLUSIVE CAUSES. Notwithstanding the Delaware LLC Act, the following and only the following events shall cause the Company to be dissolved, liquidated and terminated:

                           9.2.1    The election of NeoTherapeutics or JBPCL at
any time after six (6) months after the Effective Date if there is no Supply Agreement between the Company and JBCPL at the time of such election;

                           9.2.2    The election of NeoTherapeutics at any time
after a violation by JBCPL and/or JBSOL of Section 6.11;

                           9.2.3    The election of NeoTherapeutics at any time
when the Managers designated by NeoTherapeutics represent less than a majority of the Board of Managers;

                           9.2.4    The occurrence of a Terminating Capital
Transaction;

                           9.2.5    The unanimous agreement of the Members; or

                           9.2.6    The entry of a decree of judicial
dissolution under Section 18-802 of the Delaware LLC Act.

                           Any dissolution of the Company other than as provided
in this Section 9.2 shall be a dissolution in contravention of this Agreement.

                  9.3 EFFECT OF DISSOLUTION. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 9.5 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

                  9.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution(s) thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

                  9.5      LIQUIDATION.

                           9.5.1    Upon dissolution of the Company, one of the
Managers (such person to be designated by the Board of Managers) shall act as the "LIQUIDATOR" of the Company. The Liquidator shall liquidate the assets of the Company, and after allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

                                    (a)      first, to the payment of the
         obligations of the Company (including any voluntary Member loans under Section 3.2(b)), to the expenses of liquidation and to the setting up of Reserves; and

                                    (b)      thereafter, to the Members pursuant
         to Section 4.2.

                           9.5.2 Notwithstanding Section 9.5.1 of this Agreement, in the event that the Liquidator reasonably determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Delaware LLC Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company's debts and obligations, or distribute the Company Assets to the Members in kind.

                                   ARTICLE 10
                                  MISCELLANEOUS

                  10.1     AMENDMENTS.

                           10.1.1   Each Additional Member and Substitute Member
shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instruments, in such manner, as the Board of Managers shall determine. By so signing, each Additional Member and Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

                           10.1.2   Subject to Sections 6.4 hereof, this
Agreement may be amended at any time and from time to time by execution of a written agreement executed by each member of the Board of Managers and at least a Majority in Interest of the Members.

                           10.1.3   In making any amendments, the Board of
Managers shall prepare and file such documents and certificates as may be required under the Delaware LLC Act and under the laws of any other jurisdiction applicable to the Company.

                  10.2 ACCOUNTING AND FISCAL YEAR. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Managers. The fiscal year of the Company shall end on December 31 of each year, or on such other date required or permitted under the Code as the Board of Managers shall determine.

                  10.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

                  10.4 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments,

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

documents and statements, and to take such other action, as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

                  10.5 NOTICES. Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed or (b) sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally; or (ii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

                  10.6     TAX MATTERS.

                           10.6.1   Samuel Gulko shall be designated and shall
operate as "TAX MATTERS PARTNER" (as defined in Section 6231 of the Code), to oversee or handle matters relating to the taxation of the Company.

                           10.6.2   The Tax Matters Partner may make all
elections for federal income and all other tax purposes (including, without limitation, pursuant to Section 754 of the Code).

                           10.6.3   Income tax returns of the Company shall be
prepared by such certified public accountant(s) as the Board of Managers shall retain at the expense of the Company.

                  10.7 GOVERNING LAW; CERTAIN WAIVERS. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The Members waive any and all rights they may have to a jury trial, and any and all rights they may have to punitive, special, exemplary or consequential damages, in respect of any dispute based on this Agreement.

                  10.8 CAPTIONS - PRONOUNS. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

                  10.9 BINDING EFFECT. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

                  10.10 CONFIDENTIALITY. Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and, except as otherwise required by law, shall not be disclosed or otherwise released to any other Person (other than to such party's legal counsel or another party hereto), without the written consent of the Board of Managers (which shall not be unreasonably withheld or delayed). The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that, prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed.

                  10.11 MEMBER REPRESENTATIONS. Each Member acknowledges, agrees and represents to the Company and each other Member that (a) he or she is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act, (b) he or she either (i) has a preexisting personal or business relationship with the Company or any of its members, officers, Managers or controlling Persons or (ii) by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect his or her own interests in connection with an investment in the Company, (c) he or she has been furnished with all documents and additional information requested by him or her for the purpose of evaluating whether an investment in the Company is suitable for the Member, (d) in evaluating an investment in the Company, the Member has consulted with his or her own investment, legal and tax advisors and has independently concluded that an investment by the Member in the Company is appropriate in light of his or her overall investment objectives and financial situation, (e) the Member has adequate means of providing for current needs and contingencies, has no need for liquidity with respect to his or her investment in the Company and is able to bear the economic risk of a loss of the Member's entire investment in the Company, (f) the Member is purchasing his or her interest for the Member's own account for investment and not with a view to, or for resale in connection with, any distribution of such security, and (g) the Member understands there are no guarantees or assurances of any economic or other benefits that may accrue by virtue of holding an interest in the Company. Each Member further acknowledges, agrees and represents that he or she is not relying on legal counsel of any other Member in reviewing this Agreement and in deciding whether to invest as a Member. In this connection, each Member acknowledges and agrees that Latham & Watkins has represented solely NeoTherapeutics and certain of its Affiliates in putting together this Agreement and that, although Latham & Watkins may continue to represent NeoTherapeutics and certain of its Affiliates on various matters from time to time, all Members consent to the representation by Latham & Watkins of the Company from time to time upon its request.

                  10.12 COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

                  10.13 ATTORNEY FEES. In case any proceeding, whether at law, in equity or in arbitration, shall be brought by any Member or by or on behalf of the Company to enforce the terms of this Agreement or with respect to any breach hereof, the prevailing party in each such proceeding, as determined by the court or arbitrator, shall be entitled to the payment of reasonable attorneys' fees and costs from the non-prevailing party or parties (as determined by the court or arbitrator).

                  10.14 TITLES. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

                  10.15 SUCCESSORS. This Agreement shall bind and inure to the benefit of the Members' respective successors and assigns.

                  10.16 COMPUTATION OF TIME PERIODS. All periods of time referred to in this Agreement shall include Saturdays, Sundays and state or national holidays, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

                  10.17 SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the minimum extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

                  10.18 SIGNATORY AUTHORITY. By signing this Agreement, the individual or individuals signing this Agreement on behalf of each Member represents to the other Members that he or she has full authority to do so, has received all required consents, and that his or her signature (together with the signature or signatures of any other individual signing below on behalf of such Member) is (are) the only signatures required to bind the Member on whose behalf he or she is signing this Agreement.

                  10.19 ARBITRATION. Any disputes which arise involving all or any of the Members under this Agreement, shall be subject to final, binding arbitration upon written request by any Member involved in the dispute in accordance with this Section 10.20. The dispute shall be submitted before JAMS/Endispute ("JAMS") within thirty (30) days after the requesting notice in accordance with the then existing JAMS Arbitration Rules as modified by this
Section 10.20; a decision shall be issued within thirty (30) days after the close of the record; and judgment upon the award may be entered in any court having jurisdiction over the judgment. Within thirty (30) days after selection of the arbitrator as provided herein, each party to the dispute shall submit to each other and the arbitrator their respective proposals for resolution of the dispute, and the arbitration shall be limited to the sole question of determining which written proposal is to be accepted. The arbitrator shall have no authority to compromise between the proposals. If a party to a dispute fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding such failure to appear. If the parties disagree on the arbitrator, the parties shall jointly request JAMS to furnish a list of five (5) available arbitrators. After receipt of such list and an opportunity to consider the names, each party may designate in writing to JAMS not more than two (2) names to be eliminated from the selection process. If more than one (1) name remains after such eliminations are made, the selection of the arbitrator shall be made by lot from the remaining names. If either party makes demand upon the other for arbitration, the arbitration shall be conducted in Orange County, California at the location designated by the arbitrator. The parties may mutually agree to another location. Subject to Section 10.14, the expenses, wages and other compensation of any witnesses called before the arbitrator shall be borne by the party calling the witnesses. Subject to Section 10.14, other expenses incurred, including wages of participants and experts shall be borne separately by the respective parties. Subject to Section 10.14, the fee for the arbitration, the arbitrator's fees and expenses, the cost of any hearing room, and the cost of a shorthand or similar reporter and the original transcript shall all be borne by the Company.

                  10.20 LOCKUP IN EVENT OF INITIAL PUBLIC OFFERING. Each Member acknowledges that the Company may at some time reorganize, change or convert its form of entity into a corporation in contemplation of an initial public offering. Each Member agrees (a) that, during a period of 180 days from the date of such initial public offering, whether or not such reorganization, change or conversion has occurred, such Member will not, without the prior written consent of the underwriter(s) of the initial public offering, directly or indirectly, sell, offer to sell, grant any option or right for the sale of, or otherwise dispose of or transfer, any Membership Interests (or shares of common stock or other securities of a successor corporation or entity of the Company into which the Company may reorganize in contemplation of an initial public offering) and (b) to execute an agreement reflecting the obligations described in clause (a) above as may be requested by the underwriter(s) at the time of the initial public offering of the Company (or any successor corporation or entity of the Company into which the Company may reorganize in contemplation of an initial public offering).

                  10.21 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

                                             BOARD OF MANAGERS:

                                             /s/ Alvin J. Glasky
                                             -----------------------------------
                                             [Alvin J. Glasky, Ph.D.]

                                             /s/ Rajesh C. Shrotriya
                                             -----------------------------------
                                             [Rajesh C. Shrotriya, M.D.]

                                             /s/ Satya Agarwala
                                             -----------------------------------
                                             [Satya Agarwala, M.D.]

                                             /s/ Samuel Gulko
                                             -----------------------------------
                                             [Samuel Gulko]

                                             /s/ Ashok Gore
                                             -----------------------------------
                                             [Ashok Gore, Ph.D.]

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                    NEOJB LLC

                        COUNTERPART MEMBER SIGNATURE PAGE

THE MEMBER INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND QUALIFICATION ORDERS UNDER SUCH LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND QUALIFICATION ORDERS UNDER SUCH LAWS, THE AVAILABILITY OF WHICH IS ESTABLISHED TO THE SATISFACTION OF THE BOARD OF MANAGERS.

                  By execution of this counterpart member signature page, the undersigned does hereby become a party to the Limited Liability Company Agreement of NeoJB LLC, effective as of April 16, 2002 (the "Agreement"). The undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement and authorizes the Board of Managers to attach this counterpart signature page to the Agreement and, when so attached with the signature pages of all of the Members, such Agreement will constitute one and the same document as if all signatories had originally signed thereon.

ADDRESS:                                     MEMBER:

"Neelam Centre"                              J. B. Life Science Overseas Limited
'B' Wing, 4th Floor
Hind Cycle Road                              By:    /s/ J. B. Mody
Worli, Mumbai 400025                                ----------------------------
India                                        Name:  J. B. Mody
                                             Title: Director

ADDRESS:                                     MEMBER:

157 Technology Drive                         NeoTherapeutics, Inc.
Irvine, CA 92618
U.S.A.                                       By:    /s/ Alvin J. Glasky
                                                    ----------------------------
                                             Name:  Alvin J. Glasky, Ph.D.
                                             Title: Chairman & Chief Executive
                                             Officer

                                    EXHIBIT A

                         MEMBERS, CAPITAL CONTRIBUTIONS
                            AND PERCENTAGE INTERESTS

1.       Class A Members:

       CLASS A MEMBER                 CAPITAL CONTRIBUTION    PERCENTAGE INTEREST
NeoTherapeutics, Inc.                      $80,000.00                 80%
157 Technology Drive
Irvine, California 92618

J.B. Life Science Overseas Limited         $20,000.00                 20%

                                      A-1